Filed Pursuant to Rule 433

Registration Statement No. 333-212372

Pricing Term Sheet

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Pricing Term Sheet

€500,000,000 Floating Rate Senior Notes due 2021 (“Floating Rate Notes”)

€500,000,000 0.125% Senior Notes due 2021 (“2021 Euro Notes”)

€1,250,000,000 0.750% Senior Notes due 2023 (“2023 Euro Notes”)

€1,250,000,000 1.500% Senior Notes due 2027 (“2027 Euro Notes”)

€1,000,000,000 2.000% Senior Notes due 2030 (“2030 Euro Notes”)

€500,000,000 2.950% Senior Notes due 2039 (“2039 Euro Notes”)

£625,000,000 2.602% Senior Notes due 2025 (“2025 Sterling Notes”)

£625,000,000 3.360% Senior Notes due 2031 (“2031 Sterling Notes”)

(“Senior Notes”)

The information in this pricing term sheet supplements the Issuer’s Preliminary Prospectus Supplement, dated May 14, 2019, and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. The pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus Supplement, including the documents incorporated by reference therein, and the accompanying Prospectus dated July 1, 2016 before making a decision in connection with an investment in the securities. Capitalized terms used in this pricing term sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Floating Rate Notes

Issuer	Fidelity National Information Services, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*	Baa2 / BBB / BBB (stable/stable/stable)

Principal Amount	€500,000,000

Trade Date	May 14, 2019

Settlement Date	T+5; May 21, 2019

Maturity Date	May 21, 2021

Price to Public	100.000%

Base Rate	EURIBOR

Index Maturity	Three-month

Coupon (Interest Rate)	Three-month EURIBOR plus 40 basis points (reset quarterly)

Interest Rate Reset Dates	February 21, May 21, August 21 and November 21, commencing August 21, 2019

Interest Determination Dates	Quarterly, two TARGET System Days prior to each Interest Reset Date

Interest Reset Period	Quarterly

Interest Payment Dates	February 21, May 21, August 21 and November 21, commencing August 21, 2019

Day Count Convention	ACTUAL/360

Minimum Interest Rate	0.000%

Underwriting Discount	0.300%

Denominations	€100,000 and integral multiples of €1,000 in excess thereof

Special Mandatory Redemption	In the event that the merger is not consummated on or prior to the Outside Date (as defined in the Preliminary Prospectus Supplement), or if, prior to the Outside Date, the Issuer notifies the trustee in writing that the merger agreement is terminated or that in the Issuer’s reasonable judgment the merger will not be consummated on or prior to the Outside Date, then, in either case, the Issuer will be required to redeem the Floating Rate Notes in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Floating Rate Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Redemption for Tax Reasons	The Floating Rate Notes will be redeemable at the Issuer’s option, in whole but not in part, at any time, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption in the event of certain changes in the tax laws of the United States or any taxing authority thereof or therein.

Use of Proceeds	The Issuer intends to use the net proceeds from this offering, along with the net proceeds from the other transactions comprising the permanent financing for the merger with Worldpay, to provide funds for the cash portion of the merger consideration, the repayment of outstanding Worldpay debt and costs and expenses of the merger. Any remaining net proceeds would be used for general corporate purposes. Pending such uses, the Issuer may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under the Issuer’s existing commercial paper program or revolving credit facility.

CUSIP	31620MBB1

Common Code/ISIN	184343649/XS1843436491

Listing	The Issuer intends to apply to list the Floating Rate Notes on the New York Stock Exchange.

Form	Clearstream/Euroclear, Book-Entry

Joint Book-Running Managers

Barclays Bank PLC

Goldman Sachs & Co. LLC

Citigroup Global Markets Limited

J.P. Morgan Securities plc

MUFG Securities EMEA plc

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Crédit Agricole Corporate and Investment Bank

HSBC Securities (USA) Inc.

Lloyds Bank Corporate Markets plc

PNC Capital Markets LLC

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

Senior Co-Managers	Bank of Montreal, London Branch Regions Securities LLC The Toronto-Dominion Bank

Co-Managers	BB&T Capital Markets Fifth Third Securities, Inc. Capital One Securities, Inc. Citizens Capital Markets, Inc.

2021 Euro Notes

2023 Euro Notes

2027 Euro Notes

2030 Euro Notes

2039 Euro Notes

2025 Sterling Notes

2031 Sterling Notes

Issuer	Fidelity National Information Services, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*	Baa2 / BBB / BBB (stable/stable/stable)

Principal Amount

2021 Euro Notes: €500,000,000
2023 Euro Notes: €1,250,000,000

2027 Euro Notes: €1,250,000,000
2030 Euro Notes: €1,000,000,000

2039 Euro Notes: €500,000,000

2025 Sterling Notes: £625,000,000

2031 Sterling Notes: £625,000,000

Coupon	2021 Euro Notes: 0.125% 2023 Euro Notes: 0.750% 2027 Euro Notes: 1.500% 2030 Euro Notes: 2.000% 2039 Euro Notes: 2.950% 2025 Sterling Notes: 2.602% 2031 Sterling Notes: 3.360%

Trade Date	May 14, 2019

Settlement Date	T+5; May 21, 2019

Maturity Date

2021 Euro Notes: May 21, 2021
2023 Euro Notes: May 21, 2023

2027 Euro Notes: May 21, 2027
2030 Euro Notes: May 21, 2030

2039 Euro Notes: May 21, 2039

2025 Sterling Notes: May 21, 2025

2031 Sterling Notes: May 21, 2031

Price to Public

2021 Euro Notes: 99.896% of principal amount
2023 Euro Notes: 100.000% of principal amount

2027 Euro Notes: 99.940% of principal amount
2030 Euro Notes: 99.804% of principal amount

2039 Euro Notes: 99.345% of principal amount

2025 Sterling Notes: 100.000% of principal amount

2031 Sterling Notes: 100.000% of principal amount

Re-offer Yield (annual):	2021 Euro Notes: 0.177% 2023 Euro Notes: 0.750% 2027 Euro Notes: 1.508% 2030 Euro Notes: 2.020% 2039 Euro Notes: 2.994% 2025 Sterling Notes: 2.602% 2031 Sterling Notes: 3.360%

Spread to Bund/Gilt

2021 Euro Notes: + 40 basis points
2023 Euro Notes: + 85 basis points

2027 Euro Notes: + 125 basis points
2030 Euro Notes: + 150 basis points

2039 Euro Notes: + 205 basis points

2025 Sterling Notes: + 175 basis points

2031 Sterling Notes: + 215 basis points

Benchmark Bund/Gilt

2021 Euro Notes: OBL 0.000% due April 2021 #173
2023 Euro Notes: OBL 0.000% due April 2023 #177

2027 Euro Notes: DBR 0.250% due February 2027
2030 Euro Notes: DBR 0.250% due February 2029

2039 Euro Notes: DBR 4.250% due July 2039

2025 Sterling Notes: UKT 5.000% due 2025

2031 Sterling Notes: UKT 4.750% due 2030

Benchmark Bund/Gilt Price and Yield

2021 Euro Notes: 101.230%; -0.642%
2023 Euro Notes: 102.310%; -0.582%

2027 Euro Notes: 104.120%; -0.275%
2030 Euro Notes: 103.150%; -0.072%

2039 Euro Notes: 175.520%; 0.356%

2025 Sterling Notes: 123.580%; 0.835%

2031 Sterling Notes: 138.449%; 1.182%

Pricing Benchmark

2021 Euro Notes: Interpolated EUR mid-swap
2023 Euro Notes: Interpolated EUR mid-swap

2027 Euro Notes: Interpolated EUR mid-swap
2030 Euro Notes: Interpolated EUR mid-swap

2039 Euro Notes: Interpolated EUR mid-swap

2025 Sterling Notes: UKT 5.000% due 2025

2031 Sterling Notes: UKT 4.750% due 2030

Reference EUR Mid-swap Rate	2021 Euro Notes: -0.223% 2023 Euro Notes: -0.100% 2027 Euro Notes: 0.258% 2030 Euro Notes: 0.520% 2039 Euro Notes: 0.944%

Re-offer Spread to EUR Mid-swap Rate	2021 Euro Notes: + 40 basis points 2023 Euro Notes: + 85 basis points 2027 Euro Notes: + 125 basis points 2030 Euro Notes: + 150 basis points 2039 Euro Notes: + 205 basis points

Interest Payment Dates

2021 Euro Notes: May 21 of each year, commencing May 21, 2020

2023 Euro Notes: May 21 of each year, commencing May 21, 2020

2027 Euro Notes: May 21 of each year, commencing May 21, 2020

2030 Euro Notes: May 21 of each year, commencing May 21, 2020

2039 Euro Notes: May 21 of each year, commencing May 21, 2020

2025 Sterling Notes: May 21 of each year, commencing May 21, 2020

2031 Sterling Notes: May 21 of each year, commencing May 21, 2020

Underwriting Discount	2021 Euro Notes: 0.300% 2023 Euro Notes: 0.350% 2027 Euro Notes: 0.550% 2030 Euro Notes: 0.575% 2039 Euro Notes: 0.650% 2025 Sterling Notes: 0.475% 2031 Sterling Notes: 0.600%

Denominations

2021 Euro Notes: €100,000 and integral multiples of €1,000 in excess thereof

2023 Euro Notes: €100,000 and integral multiples of €1,000 in excess thereof

2027 Euro Notes: €100,000 and integral multiples of €1,000 in excess thereof

2030 Euro Notes: €100,000 and integral multiples of €1,000 in excess thereof

2039 Euro Notes: €100,000 and integral multiples of €1,000 in excess thereof

2025 Sterling Notes: £100,000 and integral multiples of £1,000 in excess thereof

2031 Sterling Notes: £100,000 and integral multiples of £1,000 in excess thereof

Optional Redemption

2021 Euro Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 15 basis points

2023 Euro Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 20 basis points

2027 Euro Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 30 basis points

2030 Euro Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 35 basis points

2039 Euro Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 40 basis points

2025 Sterling Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 30 basis points

2031 Sterling Notes: At any time prior to the Par Call Date at a discount rate of the Comparable Government Bond Rate plus 35 basis points

Notwithstanding the foregoing, if the 2021 Euro Notes are redeemed on or after April 21, 2021 (the date that is one month prior to their maturity date), the 2023 Euro Notes are redeemed on or after April 21, 2023 (the date that is one month prior to their maturity date), the 2027 Euro Notes are redeemed on or after February 21, 2027 (the date that is three months prior to their maturity date), the 2030 Euro Notes are redeemed on or after February 21, 2030 (the date that is three months prior to their maturity date), the 2039 Euro Notes are redeemed on or after February 21, 2039 (the date that is three months prior to their maturity date), the 2025 Sterling Notes are redeemed on or after February 21, 2025 (the date that is three months prior to their maturity date) or the 2031 Sterling Notes are redeemed on or after February 21, 2031 (the date that is three months prior to their maturity date), the 2021 Euro Notes, the 2023 Euro Notes, the 2027 Euro Notes, the 2030 Euro Notes, the 2039 Euro Notes, the 2025 Sterling Notes and the 2031 Sterling Notes, respectively, will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. April 21, 2021, April 21, 2023, February 21, 2027, February 21, 2030, February 21, 2039, February 21, 2025 and February 21, 2031 are the Par Call Dates in respect of the 2021 Euro Notes, the 2023 Euro Notes, the 2027 Euro Notes, the 2030 Euro Notes, the 2039 Euro Notes, the 2025 Sterling Notes and the 2031 Sterling Notes, respectively.

Special Mandatory Redemption	In the event that the merger is not consummated on or prior to the Outside Date (as defined in the preliminary prospectus supplement), or if, prior to the Outside Date, the Issuer notifies the trustee in writing that the merger agreement is terminated or that in the Issuer’s reasonable judgment the merger will not be consummated on or prior to the Outside Date, then, in either case, the Issuer will be required to redeem each of the 2021 Euro Notes, the 2023 Euro Notes, the 2027 Euro Notes, the 2030 Euro Notes, the 2039 Euro Notes, the 2025 Sterling Notes and the 2031 Sterling Notes, respectively, in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of each of the 2021 Euro Notes, the 2023 Euro Notes, the 2027 Euro Notes, the 2030 Euro Notes, the 2039 Euro Notes, the 2025 Sterling Notes and the 2031 Sterling Notes, respectively, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Use of Proceeds	The Issuer intends to use the net proceeds from this offering, along with the net proceeds from the other transactions comprising the permanent financing for the merger with Worldpay, to provide funds for the cash portion of the merger consideration, the repayment of outstanding Worldpay debt and costs and expenses of the merger. Any remaining net proceeds would be used for general corporate purposes. Pending such uses, the Issuer may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under the Issuer’s existing commercial paper program or revolving credit facility.

CUSIP	2021 Euro Notes: 31620MBA3 2023 Euro Notes: 31620MBC9 2027 Euro Notes: 31620MBD7 2030 Euro Notes: 31620MBE5 2039 Euro Notes: 31620MBF2 2025 Sterling Notes: 31620MBG0 2031 Sterling Notes: 31620MBH8

Common Code/ISIN

2021 Euro Notes: 184343665/ XS1843436657
2023 Euro Notes: 184343657/ XS1843436574

2027 Euro Notes: 184343622/ XS1843436228
2030 Euro Notes: 184343592/ XS1843435923

2039 Euro Notes: 184343614/ XS1843436145

2025 Sterling Notes: 184343606/ XS1843436061

2031 Sterling Notes: 184343568/ XS1843435683

Listing	The Issuer intends to apply to list each of the 2021 Euro Notes, the 2023 Euro Notes, the 2027 Euro Notes, the 2030 Euro Notes, the 2039 Euro Notes, the 2025 Sterling Notes and the 2031 Sterling Notes on the New York Stock Exchange.

Form	Clearstream/Euroclear, Book-Entry

Joint Book-Running Managers

Barclays Bank PLC

Goldman Sachs & Co. LLC

Citigroup Global Markets Limited

J.P. Morgan Securities plc

MUFG Securities EMEA plc

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Crédit Agricole Corporate and Investment Bank

HSBC Securities (USA) Inc.

Lloyds Bank Corporate Markets plc

PNC Capital Markets LLC

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

Senior Co-Managers	Bank of Montreal, London Branch Regions Securities LLC The Toronto-Dominion Bank

Co-Managers	BB&T Capital Markets Fifth Third Securities, Inc. Capital One Securities, Inc. Citizens Capital Markets, Inc.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each credit rating should be evaluated independently of any other credit rating.

None of Moody’s Investors Service, Inc. (“Moody’s”) S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”), or Fitch, Inc. (“Fitch”) is established in the European Union nor registered in accordance with Regulation (EC) No. 1060/2009 on credit rating agencies, as amended (the “CRA Regulation”), and therefore is not included in the list of credit rating agencies published by the European Securities and Markets Authority (“ESMA”) on its website in accordance with the CRA Regulation; however, the ratings assigned by each of Moody’s, S&P and Fitch are endorsed in the European Union by Moody’s Investors Service Ltd., S&P Global Ratings Europe Limited and Fitch Ratings Ltd (FRL), respectively.

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by contacting Barclays Bank PLC by phone at +1 (888) 603-5847, Citigroup Global Markets Limited by phone at +1 (800) 831-9146, Goldman Sachs & Co. LLC by phone at +1 (212)-902-1171 or J.P. Morgan Securities plc collect at +44 (207-134-2468).

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.